Exhibit 5.1

May 7, 2026

Deluxe Corporation

801 Marquette Avenue South

Minneapolis, MN 55402

Ladies and Gentlemen:

I, as General Counsel, am acting as counsel for Deluxe Corporation, a Minnesota corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 1,500,000 shares of the Company’s common stock, par value $1.00 per share (the “Shares”), that may be issued pursuant to the Deluxe Corporation 2022 Stock Incentive Plan, as amended (the “Plan”).

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives, and other documents as I have deemed necessary or advisable for the purposes of rendering the opinions set forth herein. In rendering my opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to my opinions, I have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, I am of the opinion that the Shares, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

My opinions expressed above are limited to the laws of the State of Minnesota.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

By:	/s/ Jeffrey L. Cotter
Jeffrey L. Cotter, Esq.
General Counsel
Deluxe Corporation